TODD SHIPYARDS' EVERETT UNIT WINS CONTRACT TO BUILD CAISSON FOR THE UNITED STATES NAVY

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 2	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...September 23, 2008...Todd Shipyards Corporation (NYSE:TOD) announced that its wholly owned subsidiary Everett Shipyard, Inc. ("ESI") has won an $8.96 million contract to construct a caisson for the United States Navy. Once completed the caisson will be installed in Drydock #3 at the Puget Sound Naval Shipyard in Bremerton, Washington. ESI will construct the caisson at their shipyard facility in Everett, Washington. The work on the project will begin immediately with a completion date of March 20, 2010.

Todd Shipyards Corporation has operated shipyards in the U.S. since 1916. Its wholly owned subsidiary ESI performs ship repair work for a range of government and commercial customers at two locations in Everett, Washington.